Exhibit 99

Cedar Fair, L.P. Reports Second Quarter Results

SANDUSKY, OHIO, August 5, 2003 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates six amusement parks and five water parks, today announced results for the second quarter of 2003.

Net revenues for the quarter ended June 29, 2003, decreased 1.6% to $145.2 million from $147.6 million in 2002, on a 6% decrease in combined attendance and a 5% increase in average in-park guest per capita spending. During this same period, out-of-park revenues, including resort hotels, were essentially flat between years.

Excluding depreciation and other non-cash charges, total operating costs and expenses for the quarter increased 1% to $100.4 million from $99.4 million in 2002. After depreciation and a $1.8 million non-cash charge for unit options, operating income for the period decreased to $27.6 million from $32.3 million a year ago.

In 2002, the Partnership recognized a $7.6 million non-cash charge in other expense related to the change in fair value of two of its interest rate swap agreements that could not be designated as effective hedges under the applicable accounting rules. In the current period, the Partnership recognized a non-cash credit of $469,000 for the change in fair value of the swap agreements during the period, compared with an expense of $1.9 million in the same period a year ago.

After the non-cash credit, and interest expense and provision for taxes, both of which were comparable between years, net income for the quarter was $16.7 million, or $0.33 per diluted limited partner unit, compared to $18.8 million, or $0.37 per unit, in 2002.

Commenting on results through the first six months of the year, Dick Kinzel, chairman, president and chief executive officer said, "The 2003 season has been a frustrating and difficult one. Inclement weather in the Midwest and East, as well as the general weakness of the economy, has negatively impacted results at most of our parks. Through the end of June, net revenues were down 3% from last year, on a 7% decrease in combined attendance, a 5% increase in average in-park guest per capita spending, and essentially flat out-of-park revenues. Over this same period, however, we've done an excellent job of controlling our cash operating costs and expenses, which decreased 1% from a year ago to $141.7 million."

Kinzel added that management believes that a very meaningful measure of the Partnership's operating results and its ability to generate free cash flow for distributions to unitholders is adjusted EBITDA, which represents earnings before interest, taxes, depreciation and all other non-cash and non-recurring charges. For the second quarter and first six months of the year, adjusted EBITDA decreased $3.4 million and $3.9 million, respectively, due primarily to the shortfall in attendance caused by poor weather during the periods.

"Poor weather continued to be a factor in our July operating results," continued Kinzel. "Although temperatures returned closer to normal, rainfall continued to negatively impact results at several of our seasonal parks and combined attendance decreased 3% from last year." Through the end of July, combined attendance at the Partnership's eleven properties was down 5% from 2002 and average in-park guest per capita spending was up 4%. Over the same period, out-of-park revenues remained essentially flat between years.

"We remain encouraged by signs of growth in in-park guest per capita spending through the first seven months of the year," said Kinzel. "With the entire month of August and our important Halloween season still ahead of us, I am hopeful that we can regain some of our attendance shortfall, although it is too early to speculate on how much we can recover. At this time, based on preliminary July results, which indicate that revenues for the month were essentially even with last year, we now expect to achieve full-year revenues of $490-500 million and full-year adjusted EBITDA of $160-165 million, down $5-10 million from the prior year, although net income may be up slightly due to non-cash items."

Kinzel concluded by noting that virtually all of Cedar Fair's revenues from its seasonal amusement parks and water parks are realized during a 130-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Knott's Berry Farm is open year-round but also operates at its highest level of attendance in the third quarter of the year.

Cedar Fair's six amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

Mr. Kinzel will host a conference call with analysts at 11:00 a.m. Eastern Time on Wednesday, August 6, 2003, which will be web cast live in "listen only" mode via the Cedar Fair web site www.cedarfair.com. It will also be available for replay starting at approximately 1:00 p.m. ET, Wednesday, August 6, 2003, until 11:59 p.m. ET, Wednesday, August 20, 2003. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 4086441.

The information contained in this news release, other than historical information, consists of forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, and other factors could cause actual results to differ materially from the Partnership's expectations.

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands except per unit)	6/29/03	6/30/02	6/29/03	6/30/02	6/29/03	6/30/02
Net revenues	$145,215	$147,569	$166,714	$171,505	$498,060	$505,159
Cash operating costs and expenses	100,385	99,357	141,748	142,665	331,831	338,804
Adjusted EBITDA (a)	44,830	48,212	24,966	28,840	166,229	166,355
Depreciation and amortization	15,443	14,516	18,661	17,816	42,527	44,320
Non-cash unit option expense	1,835	1,358	3,078	1,319	5,788	7,245
Provision for loss on retirement
of assets	-	-	-	3,200	-	3,200
Operating income	27,552	32,338	3,227	6,505	117,914	111,590
Interest expense	6,422	6,725	12,359	12,522	24,804	24,458
Other (income) expense	(469)	1,877	(284)	3,370	3,995	3,370
Income (loss) before taxes	21,599	23,736	(8,848)	(9,387)	89,115	83,762
Provision for taxes	4,907	4,935	5,994	5,831	17,322	17,268
Net income (loss)	$ 16,692	$ 18,801	$ (14,842)	$ (15,218)	$ 71,793	$ 66,494
Weighted average units
outstanding - diluted	51,286	51,260	50,591	50,514	51,190	51,113
Per limited partner unit:
Net income (loss) - diluted	$ 0.33	$ 0.37	$ (0.29)	$ (0.30)	$ 1.40	$ 1.30
Cash distributions declared	$ 0.44	$ 0.41	$ 0.88	$ 0.82	$ 1.72	$ 1.64
Balance Sheet Data:
Total assets	$ 860,788	$ 857,169
Total long-term debt	444,300	444,750
Total partners' equity	249,969	256,218

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and non-cash and non-recurring items. Management believes this figure is a meaningful measure of the Partnership's operating results and its ability to generate free cash flow for distribution to unitholders. Adjusted EBITDA is provided here as a supplemental measure of the Partnership's operating results and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.